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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:
Theodore Gillette                        Noonan/Russo Communications, Inc.
Chairman, President and CEO              212-696-4455
Vision Twenty-One                        Jessica Livingston (investors) ext. 229
813-545-4300                             Heather Hennessy (media) ext. 274
e-mail: news@noonrusso.com


VISION TWENTY-ONE ANNOUNCES TWO ACQUISITIONS

LARGO, FL - Dec. 31, 1997- Vision Twenty-One, Inc. (Nasdaq: EYES), an eye care practice management company, announced the completion of the acquisitions of 100 percent of the stock of LSI Acquisition, Inc. and MEC Health Care, Inc. (MEC), wholly owned subsidiaries of Lasersight, Inc.

The transactions, closed effective December 1, 1997, are accretive to Vision Twenty-One's earnings on a pro forma basis. Aggregate consideration for these acquisitions was approximately $13 million, consisting of cash in the amount of $6.5 million and 812,500 shares of Vision Twenty-One common stock. The consideration is subject to certain adjustments.

LSI Acquisition has a twenty-five year service agreement with Northern N.J. Eye Institute, an ophthalmology practice located in South Orange, New Jersey, with four locations including an ambulatory surgery center. The acquisition allows Vision Twenty-One to further expand its Local Area Delivery Systems (LADS) in the state of New Jersey. The estimated clinic revenues of N.J. Eye Institute were $4.0 million for the year ended December 31, 1997.

Vision Twenty-One also acquired MEC, a managed care company located in Baltimore, Maryland. MEC operates an Administrative Service Center and holds eleven managed eye care contracts covering over 650,000 capitated optometry and ophthalmology lives serviced through a provider panel consisting of over 400 contracted eye care physicians, principally located in the greater Baltimore, Washington, D.C. and Virginia metropolitan areas. With the substantial increase in covered lives, this acquisition continues Vision Twenty-One's strategy of capturing managed care business. The estimated revenues from MEC were $8.7 million for the year ended December 31, 1997.

Theodore Gillette, Chairman, President and CEO of Vision Twenty-One, stated, "We are excited about the continued expansions in the state of New Jersey to offer the full continuum of eye care services. In addition, the acquisition of MEC significantly increases the number of managed care lives Vision Twenty-One covers to over 4.8 million."


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Vision Twenty-One, Inc. provides a wide range of management and administrative services to its Local Area Delivery Systems, (LADS), which are designed to provide for integrated networks of optometrists, ophthalmologists, ambulatory surgery centers and retail optical centers which offer the full continuum of eye care services in local markets served by the Company. Prior to these transactions, Vision Twenty-One provided its services to 39 LADS located in 26 states through which 5,810 Affiliated Providers deliver eye care services. In addition, the Company has 6,190 eye care professionals available for potential managed care business in future markets.

Statements contained in this press release that are not based on historical fact, including statements of revenues and future expansion of Vision Twenty-One, are forward-looking statements. These forward looking statements contain statements regarding expected future profitability to the Company resulting from the acquisitions and the integration of the Company's Local Area Delivery System to offer the full continuum of eye care services. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, the risks associated with the Company's ability to finance future growth; the Company's ability to successfully and profitably manage its managed care practices; the Company's ability to retain key employees and agents of acquired businesses and managed practices; the loss of significant management contract(s); profitability at sites managed by Vision Twenty-One; the ability of the Company to successfully integrate its acquisitions; the ability of the Company to effectively manage the cost of its acquisitions; any material impact on future revenues of its acquired businesses; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; the ability of the Company to retain managed care contracts with acceptable terms; and other risks, including those identified in the Company's most recent 10-Q and S-1 registration statement and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).

Editor's Note:  This press release is available on the Internet:
http://www.noonanrusso.com